FOR IMMEDIATE RELEASE                       PRESS RELEASE
AUGUST 3RD,  2005                     CONTACT:  TIM CLEMENSON
                                    RUBENSTEIN  INVESTOR RELATIONS
                                             212-843-9337


CHINA DIRECT TRADING CORP. SIGNS EXCLUSIVE SALES  REPRESENTATIVE  AGREEMENT WITH
            ESTABLISHED SOUTHWESTERN U.S. SOUVENIR/GIFT MANUFACTURER


Davie, FL.- China Direct Trading Corporation's (OTC.BB: CHDT) wholly-owned subsidiary, Souvenir Direct, Inc. (SDI), has signed an exclusive sales agreement with Sutter's Specialties Mill, Inc., an established Southwestern souvenir and gift manufacturer, to sell Sutter's well-established line of high-end, laser engraved souvenir, gift and promotional products. Sutter's enjoys multi-million dollar revenues from the sale of its products in the Southwestern/Western U.S. SDI will begin selling Sutter's items this September at a major souvenir and gift show in San Diego.

The agreement with Sutter' Mill provides CHDT with the following advantages: the ability to fill customer orders under the 1,440 item minimum order limit of CHDT's Chinese suppliers; expansion of CHDT's product lines into laser imprinted souvenir, promotional and gift items; linkage to an established Southwestern-Western U.S. producer of quality souvenir and gift items; and a domestic customer for CHDT's Chinese suppliers of raw materials for souvenir, promotional and gift items.

"It is a great opportunity for both companies with this new relationship. Our customers will be very appreciative that we have a quality source for smaller quantity orders and we look forward to increasing our customer base from the many potential customers who contact our company for the products offered by Sutter's and for smaller orders," said Howard Ullman, CEO/President of CHDT and SDI.

About Sutter's Mill. Sutter's Mill is an importer of blank items that become customized using laser technology. The company has been in business for 19 years and their products can be viewed at www.suttersmill.com The company's products include which include golf clubs, pens, key rings, watches, desk accessories and stainless steal coffee mugs and much more. The company stocks blank products that can quickly laser engrave names or logos. The company also carries collegiate licensed logos.
About CHDT: CHDT is a global trading company engaged through its operating subsidiaries in product development, manufacturing, distribution, logistics and product placement of souvenirs, gifts and promotional products into mass retail. See www.chinadirecttradingco.com for more information about CHDT's products. FORWARD-LOOKING STATEMENTS: This press release includes "forward-looking statements" within the meaning of the federal securities laws. Although CHDT and SDI believe that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Many factors are beyond CHDT's and its subsidiaries' control. Important factors that could cause actual results to differ materially from CHDT and SDI projections and expectations are disclosed in CHDT's existing and future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

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